Exhibit 19.1

Securities Trading (“Insider Trading”) Policy
Evergy, Inc. and Subsidiaries

Board Approval Date: 12/18/2024

Overview
Federal and state securities laws make it illegal for anyone to trade in a company’s securities while in possession of material nonpublic information relating to that company. This conduct is referred to as “insider trading.” Evergy, Inc. and its subsidiaries (collectively, the “Company”) take seriously their respective obligations, and that of their directors, officers and employees, to prevent insider trading violations.
Violation of this Insider Trading Policy (“Policy”) by any director, officer or employee may result in disciplinary action by the Company up to and including immediate termination and separation from the Company. Moreover, any persons violating insider trading or tipping rules may be required to:
•disgorge the profit made or the loss avoided by the trading, whether received by the insider or someone receiving a tip;
•pay significant civil penalties; and
•pay a criminal penalty and serve time in jail.
In addition to individual sanctions, the Company may also be required to pay civil or criminal penalties.
We use the terms “you” and “your” in this Policy. These terms refer to all directors, officers, employees and their respective family members and “related persons” (defined below under “Scope”), as well as any vendors, suppliers, independent contractors, business partners, agents and advisors of the Company. Other terms used in this Policy are defined below.
Our Code of Ethics also prohibits insider trading.
Purpose
The purpose of this Policy is to provide additional guidance and promote compliance with securities laws by you and the Company. You remain responsible for understanding and complying with the legal prohibitions on insider trading and “tipping.”
Scope
This Policy applies to:
•all transactions in any Company securities, including common stock, options for common stock, any other securities of the Company, and derivative securities (whether or not issued by the Company) relating to Company securities;
•all transactions in any securities of other publicly-traded companies, including suppliers, customers and competitors;
•all directors, officers and employees of the Company, as well as any other person who receives material nonpublic information from such directors, officers and employees; and any related person. For purposes of this policy, “related person” means your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you influence or control.

Main Policy Body/Specific Guidance
Policy
No director, officer, employee, agent or advisor of the Company, or any of their related persons, who has material nonpublic information relating to the Company may: (i) trade securities of the Company, except as otherwise set forth in this Policy; (ii) recommend the purchase or sale of any of the Company’s securities; (iii) disclose material nonpublic information to persons within the Company whose position does not require them to have that information, or to persons outside of the Company unless such disclosure is made in accordance with the Company’s policies regarding confidential information; or (iv) engage in any other action to take advantage of, or enable others to take advantage of, material nonpublic information.
This Policy also applies to trading in securities of other publicly traded companies, including customers, suppliers and competitors, if you have material nonpublic information relating to those companies obtained in the course of employment by or association with the Company.
Specific Policies: No Speculation/Hedging
Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean engaging in short-range speculation based on fluctuations in the market. Accordingly, you may not trade in options, warrants, puts and calls or similar instruments related to Company.
Also, transactions that allow you to benefit from any increase in the price of Company securities, but minimize your exposure to any decrease in the price of Company securities, may create a conflict between your personal interests and those of the Company and its security holders. Accordingly, you cannot purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities.
Specific Policies: No Pledging
Securities held in a margin account as collateral for a margin loan may be sold by a broker without consent. Similarly, securities held in an account that may be borrowed against, or that are otherwise pledged as collateral for a loan, can also be sold by a broker without consent. These sales, even though done without consent, may subject you to liability under insider trading laws if you possess material non-public information at the time of the sale. Accordingly, you may not hold Company securities in a margin account or pledge Company securities as collateral.
Specific Policies: Trading Windows, Preclearance and Rule 10b5-1 Plans
Company directors, officers and certain designated insider employees, referred to in this Policy as “covered persons,” are generally prohibited from trading in the Company’s securities unless the trade is made during an open trading window and has been precleared. The legal prohibitions against trading on the basis of material nonpublic information apply to trades even if they have been precleared and are made during an open trading window.
Trading Windows.
Covered persons may only trade Company securities during certain trading windows. A trading window will ordinarily be opened on the second business day following the date on which the Company holds an earnings call for the most recently completed quarter. Open trading windows will ordinarily be closed as of the end of trading on the fifteenth day of the final month in each fiscal quarter. However, a trading window may not be opened, or may be opened and then closed, due to material developments that have not yet been disclosed to the public. Trading in Company securities during a trading window or after obtaining preclearance is not a “safe harbor.” You remain responsible for your trades and should use good judgment at all times.
Preclearance.
Preclearance is required for all trades in Company securities by covered persons. Preclearance exists to facilitate compliance with laws prohibiting insider trading and does not constitute investment advice. Preclearance is also not a “safe harbor.” A person seeking preclearance should describe fully any significant nonpublic information about the Company of which that person is aware. A preclearance is only valid until the end of the week in which it was granted, unless revoked earlier. If preclearance is denied, the fact of such denial must be kept confidential by the person requesting such preclearance.
Rule 10b5-1 Plans.
Certain insider trading restrictions do not apply to transactions made pursuant to eligible Rule 10b5-1 plans. In general, a Rule 10b5-1 plan must be entered into when a person is not aware of any material nonpublic information. After a person enters into a Rule 10b5-1 plan, the person must not exercise any influence over trades made pursuant to the plan. The plan must either specify the amount, pricing and timing of transactions in advance, or delegate discretion on those matters to an independent third party. Any Rule 10b5-1 plan must be approved by the General Counsel or his or her delegate in advance of its adoption. All Rule 10b5-1 plans shall include an appropriate “cooling off” period between the entry into the plan and the first related transaction.
Specific Policies: Section 16 Obligations and Reporting Requirements
Each member of the Company’s Board of Directors (“Board”) and certain officers designated by the Board are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) (“Section 16 Persons”). Section 16 Persons are “covered persons” under this Policy and must obtain preclearance to trade in the Company’s securities as provided for in this Policy.
In addition, a Section 16 Person may not sell (buy) any Company securities of the same class of Company securities that the person has bought (sold) within the last six months.
Section 16 Persons also have personal obligation under Section 16 of the Exchange Act to report certain transactions in Company stock within two business days of each such transaction. The Law Department will assist each Section 16 Person in making the required reports; however, each Section 16 Person must immediately inform the Law Department of any transaction. In addition, Section 16 Persons should be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and requirements to file Form 144. Accordingly, Section 16 Persons should also contact the Law Department in advance of any contemplated sale or purchase to ensure compliance with Rule 144.
Guidance
In addition to complying with the formal requirements of this Policy, you should consider the following guidance before engaging in any transactions involving a publicly-held company’s securities.

Consider how your trades will look in hindsight.
Any action that is covered by this Policy that you take will be viewed in hindsight by enforcement authorities and others. In particular, evaluations of whether information was material may change with the benefit of hindsight.
Don’t disclose material nonpublic information.
Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans as confidential and proprietary to the Company. Inadvertent disclosure of confidential or nonpublic information may damage the Company’s competitive position and expose the Company and its directors, officers and employees to risk of investigation and litigation. The timing and nature of the Company’s disclosure of material nonpublic information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you and the Company. It is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals and consistent with the Company’s policies.
Don’t trade securities when you have material nonpublic information.
If, in connection with your Company duties, you obtain material nonpublic information concerning a current or potential supplier or any other company that either does business with the Company or is exploring doing business with the Company, you may not trade that company’s securities or make trading recommendations regarding that company’s securities to others. The restrictions in this Policy are in addition to Company conflict of interest policies that may restrict your ability to invest in current or potential suppliers or any other company that either does business with the Company or is exploring doing business with the Company.
Don’t allow related persons to trade when you have material nonpublic information.
You are responsible for the trades of related persons. You should make them aware of the need to confer with you before they trade Company securities, and you should treat any such trades as if the transactions were for your own account.
Don’t “tip” information to others or trade on tips.
You may be liable for communicating, or “tipping,” material nonpublic information to any third party (a “tippee”), whether or not the tippee is a related person. Insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information which has been misappropriated.
Tippees can obtain material nonpublic information by receiving explicit tips from others or through, among other things, conversations at social, business or other gatherings. Tippees are considered insiders and have the same duties as insiders. Tippees are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.
Reporting of Violations
You must report to the Company’s Law Department any violations of this Policy and any violations of any federal or state law or rule that is the subject matter of this Policy.

Failure to Comply
Failure to comply with Company policies and procedures, including failure to report the noncompliance of others where required, may subject an individual employee to disciplinary action, up to and including termination.
Breaches by you may also result in civil and criminal legal liability to you and the Company. The SEC, U.S. Attorneys and state enforcement authorities vigorously prosecute insider trading violations.
Definitions
What is a “trade”?
As used in this Policy, “trade” includes, but is not limited to:
•any open market or private purchase or sale of stock or other securities, or any derivative of those securities (puts, calls, open market options, etc.);
•any transfer of existing 401(k) assets into or out of Company securities;
•any initial instructions to invest all or a portion of your future 401(k) contributions in Company securities, as well as instructions to change the amount of future 401(k) contributions to be invested in Company securities;
•any election to participate in or an election to increase or decrease the level of participation, as well as the sale of shares pursuant to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”);
•any voluntary purchases of shares through the DRIP;
•any borrowing against your 401(k) account if the borrowing will cause a sale of part or all of the Company securities in your account;
•any repayment of 401(k) loans if part or all of the repayment will be invested in Company securities;
•any exercise of vested stock options by having a broker sell part of the underlying Company stock to cover the costs of exercising the option (a “cashless” exercise); or
•any loans, pledges, gifts, charitable donations and other contributions of Company securities.
A “trade” does not include, among other things:
•any exercise of vested stock options for cash;
•any reinvestment of dividends through the DRIP pursuant to an existing election;
•any purchases of Company securities through the 401(k) plan pursuant to an existing election; or
•any relinquishment of Company securities to the Company for tax withholding.
Who is an “insider”?
Any person who possesses material nonpublic information is considered an insider as to that information. Insiders can include Company directors, officers, employees and their respective family members, as well as any vendors, suppliers, independent contractors, business partners, agents and advisors of the Company. Insiders can also include those persons in a special relationship with the Company (such as auditors, consultants or attorneys). The definition of insider is transaction specific; that is, individuals are insiders with respect to each item of material nonpublic information of which they are aware.

What is “material” information?
The materiality of the information depends upon the circumstances. Generally, information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or where the information is likely to have a significant effect on the market price of the security.
Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Material information can include information that something has happened, that it is likely to happen, or even just that it might happen. The materiality of particular information is subject to reassessment on a regular basis. The following types of information are particularly sensitive and should be reviewed carefully to determine whether they could be considered material:
•Financial or operations results or projections, including earnings information;
•News of a pending or proposed merger, acquisition, disposition, or joint venture;
•Impending bankruptcy or financial liquidity problems;
•Gain or loss of a significant customer;
•Early termination of a significant agreement;
•Changes in dividend policy;
•New equity or debt offerings;
•Significant exposure due to actual or threatened litigation;
•Changes in senior management;
•Regulatory developments; and
•Any other information that could have a significant impact on the Company’s financial results or stock price.
When in doubt about whether particular nonpublic information is material, you should presume that it is material. If you are unsure whether information is material, you should consult with the Law Department before using or disclosing such information or trading in any securities to which such information relates.
What is “nonpublic” information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely distributed in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. The Company typically releases information publicly through press releases disseminated via Business Wire, the Company’s website and SEC filings.
In addition, even after a public announcement (through a press release or an SEC filing) of material information, a reasonable period of time must elapse in order to allow the market to react to the information. Generally, you should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For example, if information is publicized on a Monday, you should not trade on the basis of that information until at least Thursday.
If you are unsure whether information is public or nonpublic, or whether you can or should engage in any trading, you should consult with the Law Department before disclosing such information or engaging in trading of any securities to which such information relates.

Administration of the Policy
This Policy shall be administered by the Company’s Law Department on behalf of the Nominating, Governance, and Sustainability Committee (the “Committee”) of the Company’s Board of Directors. Except to the extent otherwise provided by the Committee, all determinations and interpretations by the General Counsel or such person as the General Counsel may designate shall be final and not subject to further review.
Further Information
If you have questions or concerns about this Policy, please contact the Law Department.